Exhibit 4.2
Execution Version

DEED OF COVENANT
DATED 4 APRIL 2025
BLUE OWL CREDIT INCOME CORP.
€5,000,000,000
GLOBAL MEDIUM TERM NOTE PROGRAMME

THIS DEED OF COVENANT is made on 4 April 2025 by Blue Owl Credit Income Corp. (the Issuer) in favour of the account holders or participants specified below of Clearstream Banking S.A. (Clearstream, Luxembourg), Euroclear Bank S.A./N.V. (Euroclear), The Depository Trust Company and/or any other additional clearing system or systems as is specified in Part B of the Pricing Supplement relating to any Note (as defined below) (each a Clearing System).
WHEREAS:
(A)The Issuer has entered into an Agency Agreement (the Agency Agreement, which expression includes the same as it may be amended, supplemented, novated or restated from time to time) dated 4 April 2025 between, inter alia, the Issuer and Deutsche Bank AG, London Branch (the Principal Paying Agent) in connection with a Programme (as defined in the Agency Agreement) under which the Issuer may from time to time issue Notes (the Notes).
(B)Certain of the Notes will initially be represented by, and comprised in, Global Notes (as defined in the Agency Agreement), in each case representing a certain number of underlying Notes (the Underlying Notes).
(C)Each Global Note may, on issue, be deposited with a depositary for one or more Clearing Systems (together, the Relevant Clearing System) and registered in the name of a nominee for one or more Relevant Clearing Systems. Upon any such registration and deposit of a Global Note the Underlying Notes represented by the Global Note will be credited to a securities account or securities accounts with the Relevant Clearing System. Any account holder with the Relevant Clearing System which has Underlying Notes credited to its securities account from time to time (other than any Relevant Clearing System which is an account holder of any other Relevant Clearing System) (each a Relevant Account Holder) will, subject to and in accordance with the terms and conditions and operating procedures or management regulations of the Relevant Clearing System, be entitled to transfer the Underlying Notes and (subject to and upon payment being made by the Issuer to the registered holder in accordance with the terms of the relevant Global Note) will be entitled to receive payments from the Relevant Clearing System calculated by reference to the Underlying Notes credited to its securities account.
(D)In certain circumstances specified in each Global Note, the registered holder of the Global Note will have no further rights under the Global Note (but without prejudice to the rights which any person may have pursuant to this Deed of Covenant). The time at which this occurs is referred to as the Relevant Time. In those circumstances, each Relevant Account Holder will, subject to and in accordance with the terms of this Deed, acquire against the Issuer all those rights which the Relevant Account Holder would have had if, prior to the Relevant Time, duly executed and authenticated Definitive Notes (as defined in the Agency Agreement) had been issued and registered in respect of its Underlying Notes and the Definitive Notes were held and beneficially owned by the Relevant Account Holder.
(E)NOW THIS DEED WITNESSES as follows:
1.If at any time the registered holder of the Global Note ceases to have rights under it in accordance with its terms, the Issuer covenants with each Relevant Account Holder (other than any Relevant Clearing System which is an account holder of any other Relevant Clearing System) that each Relevant Account Holder shall automatically acquire at the Relevant Time, without the need for any further action on behalf of any person, against the Issuer all those rights which the Relevant Account Holder would have had if at the Relevant Time it held and beneficially owned executed and authenticated Definitive Notes in respect of each Underlying Note represented by the Global Note which the Relevant Account Holder has credited to its securities account with the Relevant Clearing System at the Relevant Time.
The Issuer's obligation under this clause shall be a separate and independent obligation by reference to each Underlying Note which a Relevant Account Holder has credited to its securities account with the Relevant Clearing System and the Issuer agrees that a Relevant Account Holder may assign its rights under this Deed in whole or in part.
2.The records of the Relevant Clearing System shall be conclusive evidence of the identity of the Relevant Account Holders and the number of Underlying Notes credited to the securities account of each Relevant Account Holder. For these purposes a statement issued by the Relevant Clearing System stating:
(a)the name of the Relevant Account Holder to which the statement is issued; and
(b)the aggregate nominal amount of Underlying Notes credited to the securities account of the Relevant Account Holder as at the opening of business on the first day following the Relevant Time on which the Relevant Clearing System is open for business, shall, in the absence of manifest error, be conclusive evidence of the records of the Relevant Clearing System at the Relevant Time.
3.In the event of a dispute, the determination of the Relevant Time by the Relevant Clearing System shall (in the absence of manifest error) be final and conclusive for all purposes in connection with the Relevant Account Holders with securities accounts with the Relevant Clearing System.
4.The Issuer undertakes in favour of each Relevant Account Holder that, in relation to any payment to be made by it under this Deed, it will comply with the provisions of Condition 8 (Taxation) to the extent that they apply to any payments in respect of Underlying Notes as if those provisions had been set out in full in this Deed.
5.The Issuer will pay any stamp and other duties and taxes, including interest and penalties, payable on or in connection with the execution of this Deed and any action taken by any Relevant Account Holder to enforce the provisions of this Deed.
6.The Issuer represents, warrants and undertakes with each Relevant Account Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.
7.This Deed shall take effect as a Deed Poll for the benefit of the Relevant Account Holders from time to time. This Deed shall be deposited with and held by the common depositary for Euroclear and Clearstream, Luxembourg (being at the date of this Deed, Deutsche Bank AG, London Branch at 21 Moorfields, London EC2Y 9DB) until all the obligations of the Issuer under this Deed have been discharged in full.
8.The Issuer acknowledges the right of every Relevant Account Holder to the production of, and the right of every Relevant Account Holder to obtain (upon payment of a reasonable charge) a copy of, this Deed, and further acknowledges and covenants that the obligations binding upon it contained in this Deed are owed to, and shall be for the account of, each and every Relevant Account Holder, and that each Relevant Account Holder shall be entitled severally to enforce those obligations against the Issuer.
9.If any provision in or obligation under this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this Deed, and (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Deed.

10.    (a)    This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, the laws of England.
(b)Subject to subparagraph 10(d) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute) and each of the Issuer and any Relevant Account Holder in relation to any Dispute submits to the exclusive jurisdiction of the English courts.
(c)For the purpose of this clause 10, the Issuer waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.
(d)To the extent allowed by law, the Relevant Account Holders may, in respect of any Dispute or Disputes, take (i) proceedings in any other court with jurisdiction; and (ii) concurrent proceedings in any number of jurisdictions.
(e)The Issuer irrevocably appoints Vistra (UK) Limited at 7th Floor, 50 Broadway, London SW1H 0DB as its agent under this Deed for service of process in any proceedings before the English courts in relation to any Dispute and agrees that, in the event of Vistra (UK) Limited being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in England in respect of any Dispute. The Issuer agrees that failure by a process agent to notify it of any process will not invalidate service. Nothing in this clause shall affect the right to serve process in any other manner permitted by law.
(f)WITHOUT PREJUDICE TO ANYTHING CONTAINED IN THIS CLAUSE 10, THE ISSUER WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL.
IN WITNESS whereof the Issuer has caused this Deed to be duly executed the day and year first above mentioned.

Executed as a deed	)
by BLUE OWL CREDIT INCOME CORP.	)
acting by /s/ Karin Kringen, Assistant Secretary	)
acting on the authority	)
of that company	)
in the presence of:	)

Witness's signature:

Witness's Name:	/s/ Henry Bergman

Witness's Address:	399 Park Ave. 37th Floor, New York, NY 10022 USA